For reference purpose only

Exhibit 1.2

(TRANSLATION)

REGULATIONS OF

THE BOARD OF DIRECTORS

OF

TOYOTA MOTOR CORPORATION

Established: February 27, 1952

As last amended on June 1, 2019

(Aa004-26)

Article 1. (Regulations of the Board of Directors)

Except as provided for in laws, ordinances or the Articles of Incorporation, matters relating to the Board of Directors of Toyota Motor Corporation (the “Company”) shall be governed by the provisions of these Regulations.

Article 2. (Purpose and Composition)

1.

The Board of Directors shall be composed of all the Members of the Board of Directors and shall make decisions on the execution of business, supervise the execution of the duties of Members of the Board of Directors, and designate and dismiss the Representative Directors.

2.	Audit & Supervisory Board Members shall be present and, whenever necessary, give their opinions at a meeting of the Board of Directors.

3.

The Board of Directors is able to request Operating Officers and other members admitted by the Chairman to be present and give explanation or comment. However, Operating Officers and other members admitted by the Chairman are not able to participate in resolutions.

Article 3. (Person to Convene Meeting and Notice of Meeting)

1.

A meeting of the Board of Directors shall be convened by the Chairman of the Board of Directors or the President, Member of the Board of Directors. In the event that the positions of both the Chairman of the Board of Directors and the President, Member of the Board of Directors are vacant or that both of them are prevented from convening, such meeting shall be convened by the Vice Chairman of the Board of Directors, or other Members of the Board of Directors in that order and according to their rank, if there are multiple persons holding the same position.

2.

Notice of convening a meeting of the Board of Directors shall be dispatched to each Member of the Board of Directors and each Audit & Supervisory Board Member at least three (3) days before the date of the meeting. In the case of urgency, however, such period may be shortened.

3.	A meeting of the Board of Directors may be held without following the convening procedure, if consented to by all the Members of the Board of Directors and the Audit & Supervisory Board Members.

Article 4. (Chairmanship and Method of Adopting Resolutions)

1.

The Chairman of the Board of Directors or the President, Member of the Board of Directors shall preside as chairman at a meeting of the Board of Directors. In the event that the positions of both the Chairman of the Board of Directors and the President, Member of the Board of Directors are vacant or that both of them are prevented from so presiding as chairman, the Vice Chairman of the Board of Directors or other Members of the Board of Directors shall preside as chairman in that order and according to their rank in the case that there are multiple persons holding the same position.

2.

Resolutions of the Board of Directors shall be adopted at meetings at which a majority of the Members of the Board of Directors who are entitled to vote shall be present, by a majority of the Members of the Board of Directors so present.

3.

With respect to matters to be resolved by the Board of Directors, the Company shall deem that such matters were approved by a resolution of the Board of Directors when all the Members of the Board of Directors express their agreement in writing or by electronic records. Provided, however, that this provision shall not apply when any Audit & Supervisory Board Member expresses his/her objection to such matters.

4.

With respect to matters to be reported to the Board of Directors, Members of the Board of Directors, Audit & Supervisory Board Members or Accounting Auditors shall not be required to report such matters to the Board of Directors when such matters are notified to all the Members of the Board of Directors and Audit & Supervisory Board Members.

Article 5. (Matters to be Resolved)

The following matters shall be subject to the resolution of the Board of Directors:

(1)	Matters provided for in the Corporation Act or other laws or ordinances;

(2)	Matters provided for in the Articles of Incorporation;

(3)	Matters delegated to the Board of Directors by resolution of a general meeting of shareholders; and

(4)	Other important managerial matters.

Article 6. (Matters to Be Reported)

Members of the Board of Directors shall report to the Board of Directors on the following matters:

(1)	State of execution of business and such other matters as are provided for in the Corporation Act or other laws or ordinances; and

(2)	Such other matters as the Board of Directors may deem necessary.

Article 7. (Meetings and Minutes)

1.

A meeting of the Board of Directors shall be held in Japanese, minutes shall be prepared each time a meeting of the Board of Directors is held and such minutes shall be kept on file at the head office for ten years.

2.

Minutes shall set forth matters provided for in the laws or ordinances and the Members of the Board of Directors and Audit & Supervisory Board Members present shall sign or affix their names and seals thereto.

3.	Minutes shall be prepared in Japanese.

Article 8. (TMC Executives’ Meeting)

1.

The Board of Directors shall establish TMC Executives’ meeting in which important matters are discussed in order to enhance efficiency and effectiveness of decision-making on management and execution of the company.

2.	Matters related to the establishment, function changes, and abolition of TMC Executives’ meeting shall be submitted to the Board of Directors.

Supplementary Provisions

Article 1. (Effective Date)

These Regulations shall become effective as of June 1, 2019.

Article 2. (Amendment to Regulations)

Any amendment to these Regulations shall be made by a resolution of the Board of Directors.

MATTERS TO BE SUBMITTED TO THE BOARD OF DIRECTORS

General Rules of the “Matters To Be Submitted To The Board of Directors” (this “List”)

1.	Pursuant to Article 5(1), (2) and (3) of the Regulations of the Board of Directors, matters and items defined in I-1, 2 and 3 of this List shall, without fail, be submitted to the Board of Directors.

2.

In addition, pursuant to Article 5(4) of the Regulations of the Board of Directors, for matters and items defined in I-4 of this List, materiality must be appropriately judged and matters must be submitted accordingly to the Board of Directors.

3.

Materiality shall be determined by the Executive(s) and others responsible for their divisions and for the accounting areas,* taking into consideration “submission standards,” “special rules,” “definitions” and “explanations” in this List. If the amount of transaction does not meet the submission standards at first, but there occurs a possibility that it may exceed such standards later on, such transaction shall be submitted to the Board of Directors at the time such possibility arises.

4.	Pursuant to Article 6 of the Regulations of the Board of Directors, matters and items defined in II of this List shall be reported to the Board of Directors without delay.

*

Business Unit/Company President or Executive Vice President, or Chief Officer / Chief Executive Officer or Deputy Chief Officer (TMC Executives’ meeting : Chairman of applicable meetings / Divisions not belonging to a group: Operating Officer or Executive General Manager responsible for the applicable division)

Standard for re-submission

If material changes are made to a matter previously submitted to the Board of Directors (such as 20% or more of increase in the amount approved by the Board of Directors), such matter shall be re-submitted to the Board of Directors.

I. Matters to be Resolved:

1.	Matters provided for in the Companies Act or other laws or ordinances:

Classifications	Items	Relevant Articles of Applicable Law
Companies Act
Shares; stock acquisition rights:	Fixing the record date	Article 124

	Acquisition of the Company’s own shares held by its subsidiaries	Article 163

	Cancellation of the Company’s own shares	Article 178

	Share-splits	Article 183

	Free Allotment of shares	Article 186

	Reduction of the number of shares constituting one unit (tangen) of shares or abolition of the provisions which define such number	Article 195

	Auction of shares held by shareholders whose whereabouts are unknown	Article 197

	Issuance of new shares	Article 201

	Disposition of the Company’s own shares	Article 201

Classifications	Items	Relevant Articles of Applicable Law

	Approval of undertaking a contract for the total number of shares of subscription or similar ones with transfer restrictions	Articles 205 and 244

	Issuance of stock acquisition rights	Article 240

	Approval of transferring stock acquisition rights with transfer restrictions	Article 265

	Acquisition of stock acquisition rights with acquisition clause	Articles 273 and 274

	Cancellation of stock acquisition rights	Article 276

General meetings of shareholders:	Free Allotment of stock acquisition rights	Article 278

	Convening of a general meeting of shareholders	Article 298

Board of Directors;
Members of the Board of Directors:	Designation and dismissal of Representative Directors	Article 362

	Approval of Members of the Board of Directors’ competing transactions	Article 365

	Approval of Members of the Board of Directors’ transactions for their own account	Article 365

	Approval of Members of the Board of Directors’ transactions involving conflict of interests	Article 365

Accounts:	Approval of financial statements, business reports and the accompanying detailed statements	Article 436

	Approval of extraordinary financial statements	Article 441

	Approval of consolidated financial statements	Article 444

	Reduction in the amount of capital (with conditions)	Article 447

	Reduction in the amount of reserves (with conditions)	Article 448

Bonds:	Offering of bonds	Article 362

	Issuance of bonds with stock acquisition rights	Article 240

Others:	Disposition and acquisition of important property*1	Article 362

	Borrowing of a large amount of money	Article 362

	Appointment and removal of managers and other important employees	Article 362

	Establishment, alteration and abolition of branch offices and other important organizations	Article 362

Classifications	Items	Relevant Articles of Applicable Law

	Development of a system to ensure the appropriateness of business operations of the Company and business group consisting of the parent company and subsidiaries	Article 362

	Other important business execution	Article 362

2.	Matters provided for in the Articles of Incorporation:

Classifications	Items	Relevant Articles of the Articles of Incorporation

Shares:	Acquisition of Company’s own shares	Articles 7 and 46

	Acquisition of shares with acquisition clause	Article 19

	Selection of registration agent and its location of business	Article 9

	Amendment to the Share Handling Regulations	Article 10

	Approval of transferring shares with transfer restrictions	Article 21

General meeting of shareholders:	The order in which to assume chairmanship of a general meeting of shareholders	Article 25

Board of Directors; Members of the Board of Directors:	Appointment and removal of Members of the Board of Directors with specific titles	Article 33

	Amendment to the Regulations of the Board of Directors	Article 32

	Exemption of Members of the Board of Directors from their liabilities	Article 35

Audit & Supervisory Board Members:	Exemption of Audit & Supervisory Board Members from their liabilities	Article 42

Accounts:	Distribution of interim dividends from surplus	Article 46

	Reduction in the amount of reserves	Article 46

	Other disposition of surplus	Article 46

	Distribution of dividends from surplus	Article 46

Others:	Appointment of Honorary Chairman and Senior Advisor	Article 34

3.	Matters delegated to the Board of Directors by resolution of a general meeting of shareholders:

Classifications	Items

Shares:	Acquisition of Company’s own shares

Issuance of new shares or stock acquisition rights on favorable conditions

Others:	Other matters delegated to the Board of Directors

4.	Other important managerial matters:

Classifications	Items

Management:	Business Plan (profit planning, Hoshin Guideline, etc.)

Important business alliances and important joint ventures

Launching of new projects

Short-form and simplified corporate splits

Short-form and simplified share exchanges

Simplified acquisition of an entire business of another company

Approval of interim and quarterly accounts

Approval of consolidated accounts (including interim and quarterly accounts)

Decision on filing, appealing or closing important disputes

Establishment, changes in functions, and abolition of TMC Executives’ meeting

Other important matters

Personnel affairs; organization:

Members of the Board of Directors, Operating Officers, and “senior professional/senior management” (kanbushoku) assumption of offices in other companies (in the case of new offices in listed companies only)

Members of the Board of Directors and Operating Officers’ assumption of offices in important associations (in the case of new offices only)

Assignment of Members of the Board of Directors and Operating Officers to take charge of group, field, plant, technical center and any other organizations similar thereto (Excluding changes in the same organization)

Treatment and discipline relating to Members of the Board of Directors and Operating Officers

Appointment and removal of Operating Officers

Appointment and removal of Senior Technical Executive (gikan) and Advisor (komon)

Approval of Operating Officers’ competing transactions

Approval of Operating Officers’ transactions for their own account

Approval of Operating Officers’ transactions involving conflict of interests

Changes in important working conditions

Other important matters

Production; Sales; Technology development:	Long-term or annual production, shipment or sales plans

Long-term or annual equipment plans

Licensing, acquisition or transfer of important intellectual property rights

Other important matters

Group management:	Incorporation, dissolution, acquisition and transfer of subsidiaries

Important group managerial matters

Other important matters

Others:	Other important managerial matters

II.	Matters to be reported:

Items	Relevant Articles of Applicable Law
State of execution of business	Companies Act Article 363

Important facts about a competing transaction	Article 365

Important facts about any Member of the Board of Director’s transactions for his/her own accounts	Article 365

Important facts about any transactions involving conflict of interests	Article 365

Members of the Board of Directors, Operating Officers and “senior professional/senior management” (kanbushoku) retirement from offices in other companies (Listed companies only)

Members of the Board of Directors and Operating Officers’ retirement from offices in important associations

Audit & Supervisory Board Members’ assumption (in the case of new offices only) and retirement from offices in other companies (Listed companies only)

Audit & Supervisory Board Members’ assumption (in the case of new offices only) and retirement from offices in important associations

Monthly production/shipment/sales results

Important matters, such as incorporation of subsidiaries by a joint venture company

Management status of a system to ensure the appropriateness of business operations of the Company and business group consisting of the parent company and subsidiaries	Article 362

Other important matters

1. Out of “I. Matters to be Resolved” of the “Matters to be Submitted to the Board of Directors”, the matters described in “Others” in “1. Matters provided for in the Companies Act or other laws or ordinances” shall be submitted to the Board of Directors in accordance with the standards contained in this Appendix 1.

Appendix 1

Items	Standard
(1) Disposition and acquisition of important property:

1 purchase and disposition of land (excluding land for business use)	5,000,000,000 Yen*2 or more per transaction

2 acquisition and transfer of leaseholds	5,000,000,000 Yen*3 or more per transaction

3 investments (excluding fund management investments)	5,000,000,000 Yen*4 or more per transaction

4 capital expenditure (excluding model change and renewal of aging assets)	30,000,000,000 Yen*5 or more per transaction

Items	Standard
5 loans (excluding renewal of bills and notes, and loans as part of financial business)	5,000,000,000 Yen*6 or more per transaction, or loans outstanding of 5,000,000,000 Yen*6 or more per company

6 discharge of debts	200,000,000 Yen or more per transaction

7 donations (excluding those via Japan Automobile Manufacturers Association, Inc.)	200,000,000 Yen or more per transaction

(2) Disposition and Acquisition of important property	Important matters will be submitted at the initial phase (overview, the maximum amount of money, etc.).

Discussion of overall project (delegation of operational details).

Multiple year appropriation is allowed if necessary. (Report is required.)

(3) Borrowings of large amounts of money:

1 borrowing	5,000,000,000 Yen or more per transaction

2 guarantee of obligations	5,000,000,000 Yen*7 or more per transaction, or outstanding guarantee of obligation of 5,000,000,000 Yen*6 or more per company

(4) Appointment and removal of managers and other important employees	Assignment of “senior professional/senior management” (kanbushoku) to take charge of group, field, plant, technical center and any other organizations similar thereto (excluding transfers within the same organization)

Appointment of operating officers at membership companies (limited liability company, etc.) and limited liability partnerships, and removal of operating officers at such companies*8

(5) Establishment, alteration and abolition of branch offices and other important organizations	Establishment, alteration and abolition of group, field, plant, technical center and any other similar organizations

(*1)	Purchase and disposition of land

In the case where any of the acquisition price, book value, or transaction price is 5,000,000,000 Yen or more per transaction, a submission shall be required.

(*2)	Definition of “leaseholds”

“Leasehold” is a right which is obtained by a temporary payment of concession money as a setup fee for leasehold, when leasing land for the purpose of owning buildings (excluding parking space, etc.).

(*3)	Special rules regarding “investment”

(I)	Even if the amount is below 5,000,000,000 Yen, if the conditions match either of the following, a submission shall be required.

(i)	Investment made to subsidiaries which were insolvent as of the end of the most recent closing date of accounts or those anticipated to become insolvent during their current fiscal period.

(ii)	Investment made to companies other than the subsidiaries.

(II)

Notwithstanding (I) above, such submission may be omitted by the decision(s) of the Executive(s) and others responsible for their divisions and for the accounting areas, in the case where the amount of investment is below 2,000,000,000 Yen.

(III)

After the investment is made, if such investment comes to fall under (i) or (ii) in (I) above, whether or not to submit such matter to the Board of Directors shall be decided by the responsible Executive(s) and others as defined in (II) above.

(*4)	Capital expenditure

1	Explanation of “capital expenditure”

The main coverage of this item shall be those such as the construction of new factories, production lines, buildings and sales bases, among others, which change the structure of business and may possibly pose new management risks.

2	Special rules regarding “capital expenditure”

(I)	Even if the amount is below 30,000,000,000 Yen, if new factories are constructed, a submission shall be required.

(II)	In making a submission, attention shall be made to show a project overall picture such as vehicles and unit components.

(*5)	Special rules regarding “loans”

(I)	Even if the amount is below 5,000,000,000 Yen, if the conditions match any of the following, a submission shall be required.

(i)

Loans made available to companies which were insolvent as at the end of the most recent closing date of accounts or those anticipated to become insolvent during their current fiscal period (whether or not such finance is directed to the subsidiaries).

(ii)	Loans made available to companies (excluding the subsidiaries) which have their head office located in countries or areas having a country risk rating below A.

(iii)	Unsecured loans made available to companies other than the subsidiaries.

(II)

Notwithstanding (I) above, such submission may be omitted by the decision(s) of the Executive(s) and others responsible for their divisions and for the accounting areas, in the case where amounts of loans and loans outstanding are below 2,000,000,000 Yen.

(III)

After the loan is made available, if such loan comes to fall under (i), (ii) or (iii) in (I) above, whether or not to submit such matter to the Board of Directors shall be decided by the responsible Executive(s) and others as defined in (II) above.

(*6)	Special rules regarding “guarantee of obligations”

(I)	Even if the amount is below 5,000,000,000 Yen, if the conditions match either of the following, a submission shall be required.

(i)	Guarantee of obligation made to subsidiaries which were insolvent as at the end of the most recent closing date of accounts or those anticipated to become insolvent during their current fiscal period.

(ii)	Guarantee of obligation made to companies other than the subsidiaries.

(II)

Notwithstanding (I) above, such submission may be omitted by the decision(s) of the Executive(s) and others responsible for their divisions and for the accounting areas, in the case where amounts of guarantee of obligation and outstanding guarantee of obligation are below 2,000,000,000 Yen.

(III)

After the guarantee of obligation is made, if such guarantee comes to fall under (i) or (ii) in (I) above, whether or not to submit such matter to the Board of Directors shall be decided by the responsible Executive(s) and others as defined in (II) above.

(*7)	Special rules regarding “membership companies (limited liability company, etc.) and limited liability partnerships”

(I)	An overall business plan must be submitted when a membership company (LLC, etc.) and LLP is established or investment is newly made.

(II)	If material changes are made to a business plan previously submitted to a meeting of the Board of Directors, such matters shall be re-submitted to a meeting of the Board of Directors.

2. Out of “I. Matters to be Resolved” of the “Matters to be Submitted to the Board of Directors”, the matters relating to “Management” in “4. Other important managerial matters” shall be submitted to the Board of Directors in accordance with the standards contained in this Appendix 2.

Appendix 2

Items	Standard
(1) Business Plan (profit planning, Hoshin Guideline, etc.):

1 Definition of “Business Plan”

(1) “profit planning”	Short-term profit planning (revenue, capital expenditure, R&D cost, etc.), Sales and Production Plan, (initial annual plan, etc.), Mid-tem profit planning, Vision, etc.

(2) “Hoshin Guideline”	Hoshin Guideline (if revised)

(2) Important business alliances and important joint ventures:

1 Definition of “business alliance” and “joint venture”

(1) “Business alliance”	Used when businesses such as sales tie-up, continuous provision of products, acceptance/entrustment of production, joint production, joint development, or technology licensing, etc. are commenced or terminated, or material changes with respect to these businesses are made.

(2) “Joint venture”	Used when Toyota Motor Corporation (“TMC”) and a business partner or its subsidiary make joint investment to establish or acquire a joint venture company and have such joint venture company conduct businesses for the purposes of the subject joint venture.

2 Materiality standards for “important business alliances and important joint ventures”*1

(1) Monetary standard	In case TMC plans to spend 5,000,000,000 Yen or more in total for loan and investment, capital expenditures, etc. at the beginning of the plan.

(2) Qualitative standard	In case the subject business alliance or joint venture (including with a dominant competitor) may materially affect TMC’s management in terms of sales, profits, etc.

Items	Standard

(3) Launching of new projects:

1 Definition of “launching of new projects”	Used when TMC launches a business not relating to its existing business areas (such as automobiles, industrial vehicles, housing, information and telecommunication, boats and ships, airplanes, biotechnology or financial businesses.)

Other than launch of business by TMC itself, launch of business through business alliance or through its subsidiary or joint venture company (excluding companies in which TMC invests without being required to include such companies’ operating results in its consolidated financial statements pursuant to the Financial Instruments and Exchange Act) shall also be considered as “launching of new projects.”

(4) Decision on filing, appealing or closing important disputes*2

1 Monetary standard	In case that value of subjects (amount TMC sues for or amount to be borne by TMC*3) is 2,000,000,000 Yen or more.

2 Qualitative standard	In case of legal actions such as filing of legal action with respect to important intellectual property rights or dispute with a public entity with respect to environmental issues, which may materially affect TMC’s management, business, rights or brand image, etc.

(*1)	Materiality standards for “important business alliances and important joint ventures”

If a business alliance or joint venture falls under either the “Monetary standard” or “Qualitative standard”, it shall be submitted to the Board of Directors.

(*2)	Materiality standards for “Decision on filing, appealing or closing important disputes”

(*3)

The reasonable settlement amount or the amount of the latest judgement, whichever is higher. However, the amount to be compensated by insurance and/or third party should be deducted from TMC’s responsible amount.

If a case falls under either “Monetary standard” or “Qualitative standard”, it shall be submitted to the Board of Directors.

3. Out of “I. Matters to be Resolved” of the “Matters to be Submitted to the Board of Directors”, the matters relating to “Personnel affairs, organization” in “4. Other important managerial matters” shall be submitted to the Board of Directors in accordance with the standards contained in this Appendix 3.

Appendix 3

Items	Standard
(1) Members of the Board of Directors and Operating Officers’ assumption of offices in important associations (in case of new offices only)	In case that Members of the Board of Directors or Operating Officers of TMC assume or resign from a position such as chairman, board chairman, committee chairman, etc. of Japan Business Federation, The Japan Chamber of Commerce and Industry, Japan Association of Corporate Executives, Japan Automobile Manufacturer Association,

Items	Standard
Counsel of government authorities or other important associations comparable to these associations

(2) Changes in important working conditions:	In case that certain actions such as changes in working conditions with respect to employment which may materially affect TMC’s management and employees

4. Out of “I. Matters to be Resolved” of the “Matters to be Submitted to the Board of Directors”, the matters relating to “Production; Sales; Technology development” in “4. Other important managerial matters” shall be submitted to the Board of Directors in accordance with the standards contained in this Appendix 4.

Appendix 4

Materiality standard for “licensing, acquisition or transfer of important intellectual property rights”

Certain actions such as licensing of intellectual property rights relating to TMC’s essential technologies or transfer of TMC’s trademark, which may materially affect TMC’s management, such licensing, transfer or acquisition shall be deemed material.

5. Out of “I. Matters to be Resolved” of the “Matters to be Submitted to the Board of Directors”, the matters relating to “Group Management” in “4. Other important managerial matters” shall be submitted to the Board of Directors in accordance with the standards contained in this Appendix 5.

Appendix 5

Items	Standard
(1) Incorporation, dissolution, acquisition and transfer of subsidiaries:

1 Definition of “incorporation, dissolution, acquisition and transfer of subsidiaries”

(1) “Subsidiary”	A joint stock company of which TMC holds a majority of its voting rights, or other companies judged to be a subsidiary of TMC pursuant to Article 3 of the Implementation Rules of the Companies Act. (including a membership company such as a limited liability company, a partnership, any other business entities similar thereto)

(2) “Incorporation”	Used when a subsidiary is established.

(3) “Dissolution”	Used when a subsidiary is dissolved.

(4) “Acquisition”	Used when a subsidiary is obtained through, for example, acquisition of shares (excluding cases which fall under incorporation).

(5) “Transfer”	Used when a company loses its status as a subsidiary of TMC through, for example, TMC’s sale of shares of the subsidiary (excluding cases which fall under dissolution).

Items	Standard

2 Submission standard of “incorporation, dissolution, acquisition and transfer of subsidiaries”

(1) Directly held subsidiary*1	Matters to be resolved

(2) Principal subsidiary, not falling under (1) above*2	Matters to be resolved

(3) Subsidiary with capital of 2,000,000,000 Yen or more, not falling under (1) or (2) above	Matters to be reported

(4) Subsidiary, not falling under (1)-(3) above	Submission not necessary in principle

(2) Important group managerial matters*3

1 Monetary standard	In case a wholly owned subsidiary*i conducts Items 1~5 of “Disposition and acquisition of important property” as defined above, amounts, quantities, special rules, definitions and explanations of the same Items shall apply.

However, such submission may be omitted, in the case where submission of a matter is a formality, the matter virtually requires no managerial decision (transfer of land/equipment conducted between wholly owned subsidiaries etc.) and the matter is judged not to have TMC’s group managerial materiality.

2 Qualitative standard	If in case of “Disposition and acquisition of important property”*ii, “Borrowing of a large amount of money”*iii, business alliance, joint venture or reorganization of business, etc., conducted by subsidiary of TMC, which may materially affect TMC’s group management and reputation*iv.

(*1)	“Directly held subsidiary” shall mean a subsidiary of which TMC directly holds a majority of the total voting rights.

(*2)	Examples of “principal subsidiary” are as follows:

(i)	Subsidiary engaged in a new business

(ii)	Subsidiary with a substantial amount of capital (5,000,000,000 Yen or more)

(iii)	Subsidiary established as a result of a business alliance or joint venture with a dominant competitor

(iv)

Subsidiary which was insolvent as of the end of the most recent closing date of accounts or that is anticipated to become insolvent during its current fiscal period (this shall apply only to acquisition)

(v)	Other managerially important subsidiary

(*3)	If a matter falls under either “Monetary standard” or “Qualitative standard”, it shall be submitted to the Board of Directors.

(*i)	“Wholly owned subsidiary” shall mean a subsidiary of which TMC directly or indirectly holds all of the total voting rights.

(*ii)

In conducting Items 1~7 of “Disposition and acquisition of important property” as defined above, materiality shall be determined with reference to amount, quantity, special rules, definition and explanation defined in the same Items.

(*iii)	In conducting Items 1~2 of “Borrowing of a large amount of money” as defined above, materiality shall be determined with reference to amount, quantity and special rules defined in the same Items.

(*iv)	With respect to other items, materiality shall be determined with reference to TMC’s submission standards of matters to be submitted to the Board of Directors.

6. Out of “II. Matters to be reported” of the “Matters to be Submitted to the Board of Directors”, the matters falling under “State of execution of business” shall be submitted to the Board of Directors in accordance with the standards contained in this Appendix 6.

Appendix 6

Items	Standard
(1) Report of the execution status of business:

Improve contents of report to the supervision side while enhancing the decision-making process by operating officers

(1) Progress of important investment in new businesses and risk taking status shall be reported as appropriate.

(2) As for report by in-house company/region, the annual plans will be confirmed in the Hoshin Guideline. As for other organizations, report will be made by project. (Outside Board Member Meeting can be utilized.)